EXHIBIT 10.1

CHAIRMANSHIP AGREEMENT

This AGREEMENT (the “Agreement”) is made as of the 30th day of August, 2005 (the “Effective Date”), by and between Hasbro, Inc., a Rhode Island corporation, (“Hasbro” or the “Company”) and Alan G. Hassenfeld (the “Chairman”).

WHEREAS, the Chairman has rendered exemplary service as an employee and an officer of the Company for over thirty-five years, including serving as the Company’s Chairman since 1989; and

WHEREAS, the Company recognizes the Chairman’s comprehensive knowledge of the Company and the toy industry and, as such, wishes to establish the terms of the Chairman’s continued relationship with the Company after the end of his employment; and

WHEREAS, the Company’s Board of Directors (the “Board”) and the Chairman have mutually determined that it is in the best interest of the Company that the Chairman transition into the role of non-executive Chairman beginning on January 1, 2006; and

WHEREAS, the Board has determined that it is in the best interest of the Company and its shareholders to assure that the Chairman enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth in this Agreement, the sufficiency of which is hereby acknowledged, the Company and the Chairman agree as follows:

1.

Transition.  From the Effective Date through and including December 31, 2005 (the “Transition Date”)(collectively, the “Transition Period”), the Chairman will continue to serve as the Company’s employee, officer, and Chairman of the Board and shall continue to receive his current base salary ($1,000,000 annualized) through the Transition Period.  The Chairman is also eligible to receive a bonus under the 2005 Senior Management Annual Performance Plan (the “Plan”) for the Company’s 2005 fiscal year, or any successor plan or replacement to the Plan, at the same time and in the same manner that Plan bonus payments are provided to other Plan participants; provided, however, that the Board’s Compensation Committee retains full discretion over the actual amount of the Chairman’s bonus award under the Plan, if any.  In addition, during the Transition Period, the Chairman shall continue to participate in the employee and fringe benefit plans, programs, and arrangements maintained by the Company from time to time, to the extent the Chairman was participating in, and remains eligible to participate in, such benefit plans, programs, and arrangements from the Effective Date to the Transition Date.

2.

Retirement.  On the Transition Date, the Chairman will tender and the Board, on behalf of the Company, will accept the Chairman’s immediate retirement as an employee of the Company and his resignation from any and all other positions that he may hold with the Company (including those with any or all of the Company’s affiliates), except as a director and as Chairman of the Board.  The Chairman agrees to execute all documents which may reasonably be required to effectuate his retirement as an employee and his resignation from any other positions which he may hold with the Company except as a director and as Chairman of the Board.  The Chairman and the Company agree that, as of the Transition Date, all salary, bonus, and any other employee compensation otherwise payable to the Chairman will cease, and any benefits the Chairman has or might have under any Company-provided employee benefit plans, programs, or practices (including, but not limited to participation in group medical, dental and vision plans; short-term and long-term disability insurance; basic and executive life insurance; basic accidental death and dismemberment insurance; and participation in the employee assistance plan) will terminate, except as required by federal or state law, by the terms of the respective benefit plan, or as otherwise described in this Agreement.  Notwithstanding anything in this Section to the contrary, nothing herein shall terminate the Chairman’s vested rights to retirement benefits provided by Hasbro’s retirement plans or to other retirement benefits generally made available to former Hasbro employees under other plans, programs, or arrangements.

3.

Continuation of Group Health Insurance.  If the Chairman is eligible for and elects continuation of coverage for retiree medical benefits under the Hasbro, Inc. Employee Benefits Plan, he shall be solely responsible for the full costs of his monthly medical insurance premium payments and any associated administrative fees.  The Chairman’s entitlement to retiree medical benefits under the Company’s retiree medical plan shall be governed exclusively by the terms of that plan, as may be amended from time to time, and nothing in this Agreement creates any rights which supersede the terms of that plan.  As of the Transition Date, the Chairman’s eligibility for dental benefits under the Hasbro, Inc. Employee Benefits Plan ceases.  If the Chairman is eligible for continuation of dental benefits and timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Chairman may continue his dental benefits for a period not to exceed that prescribed under COBRA, as applied to all retirees of the Company.

4.

Appointment as Non-Employee Chairman.  Contingent upon the Chairman being reelected to the Board as a non-employee director annually by shareholders, the Board shall appoint the Chairman as its non-employee Chairman for an initial  three (3) year term commencing on January 1, 2006 (the “Commencement Date”) and ending on December 31, 2008, which term shall be renewed automatically for periods of one (1) year commencing on the third anniversary of the Commencement Date and on each subsequent anniversary thereafter, unless either the Chairman or the Board gives written notice to the other not less than six (6) months prior to the end of the then-current term, and unless such term is terminated earlier pursuant to Section 8 below (such time period is hereinafter referred to as the “Chairmanship Period”).  During the Chairmanship Period, the Chairman shall provide leadership to the Board by, among other things, working with the Chief Executive Officer, the Presiding Director and the Corporate Secretary to set Board calendars, prepare agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of Board and Committee work, help promote Board succession planning and the recruitment and orientation of new directors, address issues of director performance, assist in consideration and Board adoption of the Company’s strategic plan and annual operating plans, and help promote senior management succession planning.  In addition, the Chairman will assist the Company’s Chief Executive Officer by advising on Board-related issues, helping to develop programs and actions to reinforce Hasbro’s core values, providing leadership in the development of the Company’s corporate social responsibility strategy, acting as a Company spokesperson on issues of corporate social responsibility, and representing the Company at industry conferences, as appropriate.  The Chairman will also assist in such other duties and responsibilities inherent in the position of non-executive Chairman as may reasonably be assigned to him by the Company’s Board of Directors.  Subject to the restrictions on competition, solicitation, and disclosure of proprietary information set forth in Sections 10 and 11 below, the Chairman may work as an employee, director, or as a consultant for any person or entity during the Chairmanship Period, provided that such employment does not interfere with the performance of his duties as Chairman or constitute a conflict of interest.  Such employment or consulting arrangement shall not in any way violate the provisions of this Agreement, nor in any way limit the Chairman’s right to receive the payments and benefits set forth in this Agreement.

5.

Compensation.  In consideration for the services to be provided during the Chairmanship Period, the Company shall provide the Chairman with a stipend of Twenty-Five Thousand Dollars ($25,000) per month ($300,000 annually) (the “Chairmanship Retainer”).  In addition, during the Chairmanship Period, the Chairman shall be eligible for all applicable meeting fees, equity grants, and other benefits available to non-employee directors (other than the annual $45,000 Board retainer, which the Chairman shall not receive).  During the Chairmanship Period, the Chairman shall be provided with use of an office similar in size to that of other senior executives of the Company.  In addition, prior to the commencement of each fiscal year during the Chairmanship Period, the Chairman and the Chief Executive Officer shall agree on an annual budget, including the cost of administrative support, utilities, telephone, travel and entertainment, and the Chairman shall be reimbursed for all reasonable and necessary expenses incurred in connection with discharging his duties as Chairman, provided they are within the scope of the agreed annual budget.  The Chairman shall be solely responsible for all state and federal income taxes, unemployment insurance and Social Security taxes on the compensation payable pursuant to this Agreement.  The Company shall issue to the Chairman Form 1099 – MISC for the compensation provided to him under this Section annually, in accordance with its regular business practice.  It is the express intention of the parties to this Agreement that during the Chairmanship Period, the Chairman shall not be an employee of the Company for any purposes whatsoever and, therefore, shall not be eligible for or otherwise entitled to (a) any salary, bonuses, or long-term incentive payments; or (b) any benefit programs that the Company may make available to its employees from time to time.

6.

Retirement Benefits.

a.

As of the date of termination of the Chairman’s employment as described in Section 2 above, the Chairman shall be eligible for a retirement pension benefit payable in regular monthly installments under the Company’s qualified and non-qualified pension arrangements, with the first such installment being paid in the month following the Transition Date (subject to the Chairman’s timely submission of the retirement pension benefits documentation required by the Company) and the last such installment being paid in the month in which the Chairman dies.  The annual pension benefit payable to the Chairman in a single-life annuity (the “Retirement Benefits”) will equal Eight Hundred and Fourteen Thousand Five Hundred Dollars ($814,500) per year from the first month following the Transition Date through the month in which the Chairman turns age sixty-five (65), and Seven Hundred and Ninety-Six Thousand Eight Hundred Dollars ($796,800) thereafter.  The amounts payable under the preceding sentence shall be reduced by (a) the annual lifetime benefits (straight life annuity) payable under the Hasbro, Inc. Pension Plan (the “Pension Plan”) and (b) the annual excess pension benefits payable under the Hasbro, Inc. Supplemental Benefit Retirement Plan (the “Supplemental Benefit Plan”) both of which shall be payable by the Company pursuant to the respective terms of those plans.

b.

Any benefits pursuant to this Section will be payable in an actuarially equivalent 100% Joint and Survivor form of pension benefit, with the Chairman’s legal spouse as of the Transition Date as beneficiary, determined using the actuarial conversion factors used for the Supplemental Benefit Plan.   In the event that the commencement of any portion of the Chairman’s benefit under this section is delayed pursuant to Section 409A(a)(2)(B) of the Internal Revenue Code, the amount of such benefit that is not permitted to be paid during the six (6)month delay period shall be paid on the first date on which it may be paid, in a single lump sum cash payment, with interest credited on the unpaid amounts at the same rate, if any, as is provided in the Supplemental Benefit Plan for such purpose.

c.

In the event of the Chairman’s death following the Effective Date but before the Transition Date, an actuarially equivalent 100% Joint and Survivor pension benefit shall be paid to the Chairman’s legal spouse commencing on the first day of the month following the Chairman’s death.  The amount payable under the preceding sentence shall be reduced by the Chairman’s spouse’s lifetime benefits payable under the Pension Plan and/or the Supplemental Benefit Plan as of the date benefits are payable under this Section.

d.

Certain of the benefits provided under this Section shall be unfunded and shall be paid from the general assets of the Company.  The Chairman’s and/or his spouse’s right to such benefits shall be no greater than the rights of an unsecured general creditor of the Company.  The benefits under this Section are not assignable by the Chairman prior to receipt.  In the event that the Company shall adopt a policy of funding severance or non-qualified retirement benefits that is applicable to senior executives, the benefits to the Chairman will be funded in accordance with such policy.

7.

Outstanding Stock Options.  By virtue of the Chairman’s continued service to the Company as a non-employee director, the currently outstanding options previously granted to him pursuant to the Company’s 1992 Stock Incentive Performance Plan, the 1995 Stock Incentive Performance Plan, and the 2003 Stock Incentive Performance Plan will continue to vest in accordance with their terms during the Chairmanship Period.  Nothing in the preceding sentence is intended to extend the expiration date for any of the outstanding options, and to the extent the stated expiration date for any such outstanding options occurs while the Chairman is still a non-employee director, such applicable options would expire in the same manner that they would expire if their expiration date occurred during the Chairman’s service as an employee of the Company.  While clarifying that the Chairman’s service as a non-employee director has been interpreted by the Company’s Compensation and Stock Option Committee to result in continued vesting of the Chairman’s outstanding stock options during the term of such service, and that the date the Chairman ceases to be a non-employee director of the Company will constitute his retirement date under the outstanding stock option plans, this Agreement is not intended to change in any way the terms of any options previously granted to the Chairman.  The Chairman understands that the provisions of this Section may adversely affect the tax treatment of the options referred to herein under Section 422 of the Internal Revenue Code of 1986, as amended.

8.

Termination.

a.

Termination Due to Death.  The Transition Period and the Chairmanship Period shall terminate immediately upon the death of the Chairman.  In the event termination due to the Chairman’s death occurs, the Chairman’s estate shall not be entitled to any further payments under Section 5 of this Agreement, but his legal spouse shall be entitled to the pension benefits described in Section 6 above.

b.

Termination Due to Disability.  The Transition Period and the Chairmanship Period shall terminate immediately upon the Disability of the Chairman.  In the event termination due to the Chairman’s Disability occurs, the Chairman shall not be entitled to any further payments under Section 5 of this Agreement, but shall receive the retiree pension benefits described in Section 6 above.  As used in this Agreement, the term “Disability” shall mean the inability of the Chairman to perform the functions of his position due to a physical or mental disability, with or without reasonable accommodation as may be required by state or federal law for a period of 120 days, whether or not consecutive, during a rolling one-year period of the Chairman’s retention by the Company.  A determination of Disability shall be made by a physician chosen by both the Chairman and the Company, provided that if the Chairman and the Company cannot agree on a physician, the Chairman and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

c.

Termination Due To Failure to Be Reelected.  The Transition Period and the Chairmanship Period shall terminate immediately upon the failure of the Chairman to secure reelection to the Board by shareholders as a non-employee director.  In the event termination under this Section occurs, the Chairman shall not be entitled to any further payments under Section 5 of this Agreement, but shall receive the retiree pension benefits described in Section 6 above.

d.

Termination by the Board for Cause.  For purposes of this Agreement, termination by the Board for “Cause” shall mean termination of the Chairman’s position by the Board for any of the following reasons: (a) material failure by the Chairman to perform his duties for the Board or for the Company’s Chief Executive Officer, which failure continues, in the reasonable judgment of the Board, after written notice to the Chairman by the Board; (b) misconduct materially and demonstrably injurious to the Company; (c) a conviction of a felony; (d) fraud or embezzlement of Company assets; or (e) a material breach of any of the terms of this Agreement including, but not limited to, a breach of the restrictions in Sections 9, 10 and 11 below.  In the event termination under this subsection occurs, the Chairman shall not be entitled to any further payments under Section 5 of this Agreement following the effective date of his termination for Cause.  In addition, the Chairman shall not be entitled to the retiree pension benefits described in Section 6 above, but shall only be entitled to amounts payable pursuant to the express terms of the Pension Plan and the Supplemental Benefits Plan.

e.

Termination by the Board without Cause.  Termination by the Board without Cause shall mean the Board’s removal of the Chairman from his position for any reason other than as provided in sub-sections (a), (b) and (d) of this Section 8, including, without limitation, cessation of services as Chairman in connection with the merger of the Company into another entity.  In the event the Chairman is removed from his position during the Chairmanship period without Cause, the Company will continue to provide the Chairman with the remaining Chairmanship Retainer as otherwise provided for under this Agreement, and the retiree pension benefits described in Section 6 above.

f.

Termination by the Chairman.  In the event the Chairman chooses to resign his position as a non-executive director during the Chairmanship Period, he shall provide thirty (30) days’ advance written notice to the Company.  In such event, the Chairman shall not be entitled to any further payments and benefits under Section 5 of this Agreement following the effective date of his resignation.  The Company shall continue to provide the Chairman with the retiree pension benefits described in Section 6 above.

9.

Non-Disparagement.  During the Transition Period, the Chairmanship Period, and at all times thereafter, the Chairman agrees that as a condition to the Company’s execution of this Agreement, he shall not make any false, disparaging or derogatory statements in public or private regarding the Company and its current and former officers, directors, stockholders, agents, employees and attorneys, or regarding the Company’s business affairs, business prospects and financial condition.  In the event of his termination as Chairman, the Chairman agrees to direct all inquiries regarding his relationship with the Company to the Company’s General Counsel.

10.

Restrictive Covenants.

a.

Non-Competition.  In order to protect the Company’s legitimate domestic and international business interests, the Chairman agrees that, in exchange for the benefits provided for in this Agreement, during the Chairmanship Period and for a period of twenty-four (24) months from the date which is the later of the cessation date of the Chairmanship Period or the last day that the Chairman serves as a member of the Hasbro Board of Directors (the “Non-Competition Period”), he shall not (i) engage in any business that is competitive to the current and planned business of the Company (including, but not limited to, any business or enterprise that develops, manufactures, markets, or sells any product that competes with any product developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company or any of its subsidiaries) in any capacity (whether as a director, stockholder, investor, member, partner, principal, proprietor, agent, consultant, officer, employee or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) for, with respect to or on behalf of any person, corporation, partnership, firm, financial institution or other business entity (including any division or unit thereof)); or (ii) serve in any capacity (whether as a director, stockholder, investor, member, partner, principal, proprietor, agent, consultant, officer, employee or otherwise) anywhere in the world for, with respect to or on behalf of any person or entity that is engaged in any business that is competitive to the current and planned business of the Company.

b.

Non-Solicitation.  During the Non-Competition Period, the Chairman shall not, on his own behalf or on behalf of any other person or entity, (i) directly or indirectly solicit or induce any Company employee to leave or cease his or her employment relationship with the Company for any reason whatsoever; (ii) directly or indirectly hire or otherwise engage the services of, or assist in hiring or engaging the services of any Company employee; (iii) solicit, or permit any organization directly or indirectly controlled by him to solicit for hire any employee of the Company; or (iv) solicit business from any customer, vendor, licensor, licensee, or distributor of the Company to reduce such its business with the Company.

c.

Interpretation and Acknowledgment.  If any restriction set forth in this Section 10 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.  If the Chairman violates the provisions of this Section, he shall continue to be bound by the restrictions set forth herein until a period of twenty-four (24) months (counting the period before the violation commenced and after the violation has ceased) has expired without any violation of such provisions or until the Non-Competition Period has expired, whichever is longer.

11.

Proprietary and Confidential Information.

(a)

The Chairman agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  The Chairman will not disclose any Proprietary Information to any person or entity other than employees of the Company or members of the Board or use the same for any purposes (other than in the performance of his duties hereunder) without written approval by an officer of the Company, unless and until such Proprietary Information has become public knowledge without fault by the Chairman.  It is understood that disclosure of Proprietary Information by the Chairman to a government agency or court pursuant to an order from such agency or court shall not constitute a breach of this Agreement; provided, however, that: (a) prior to disclosing such information, and to the extent consistent with applicable law, the Chairman must provide sufficient notice of any such order to the Company to allow the Company to oppose the disclosure; and (b) any such disclosure shall not otherwise alter the Chairman’s obligations under this Agreement to keep such information confidential.

(b)

The Chairman agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Chairman or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Chairman only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Chairman shall be delivered to the Company, upon the earlier of (i) a request by the Board or (ii) termination of the Chairmanship Period.  After such delivery, the Chairman shall not retain any such materials or copies thereof nor any such tangible property.

(c)

The Chairman agrees that his obligation not to disclose or to use information and materials of the types set forth above and his obligation to return materials and tangible property set forth in this Section also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Chairman.

12.

Necessity of Restrictive Covenants.  The Chairman acknowledges that the restrictions contained in Sections 10 and 11 above are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose.  The Chairman agrees that any breach of Section 10 and/or 11 is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any breach of such Section or Sections, the Chairman agrees that the Company, in addition to such other remedies that may be available, shall be entitled to (a) specific performance; (b) the entry of an injunction against him; and (c) other injunctive relief, as determined by a court of competent jurisdiction (a state or federal court located either in Rhode Island or in the state of the Chairman’s primary residence at the time of commencement of any such proceeding), all without the Company’s posting of a bond.

13.

Cooperation.  For a period of five (5) years following the expiration of the Chairmanship Period, or such longer period as the Chairman and the Company may mutually agree in writing, the Chairman agrees to fully cooperate with the Company in connection with any defense of or prosecution by the Company regarding any claim, arbitral hearing, action, proceeding, litigation, or investigation in which the Chairman had either direct or indirect responsibility at any time prior to the termination of the Chairmanship Period and in which the Company may be involved as a party or non-party from time to time.  The Company agrees to reimburse the Chairman for his reasonable travel expenses, if any, incurred in connection with such cooperation.  This Section shall not apply in connection with any proceeding in which the Chairman or his interests are adverse to those of the Company, as determined by the Company in good faith, or if such proceeding involves, in whole or in part, the Chairman’s violation of any obligation which he owed to the Company or to the Board at any time.  Nothing in this Section shall prevent the Chairman from being indemnified under any directors’ and officers’ liability insurance to the extent to which he may be otherwise entitled.

14.

Amendment.  This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties.

15.

Validity.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

16.

Waiver.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

17.

Entire Agreement.  As of the Effective Date, this Agreement supersedes all prior agreements, written or oral, between the Chairman and the Company relating to the subject matter of this Agreement, provided, however, that the Change in Control Agreement by and between the Company and the Chairman dated as of July 5, 1989 and amended on March 10, 2000 shall remain in effect until the Transition Date.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Chairman and the Company.  Nothing in this Section shall modify, cancel or supersede the Pension Plan or Supplemental Benefit Plan, each as amended, which remain in full force and effect.

18.

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to its assets or business, provided however that the obligations of the Chairman are personal and shall not be assigned by the Chairman.  The Chairman further expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate.

19.

Governing Law, Forum and Jurisdiction.  This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of Rhode Island (without reference to the conflicts of law provisions thereof).  Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within Rhode Island), and the Company and the Chairman consent to the jurisdiction of such a court; provided, however, that except for a proceeding to enforce Sections 10 and 11 of this Agreement, which may be commenced by the Company in any court of competent jurisdiction located either in Rhode Island or in the state in which the Chairman lives at the time of commencement of any such proceeding, the parties agree to participate in non-binding mediation, which shall be held in Providence, Rhode Island by a mediator mutually agreed upon by the parties.

20.

Release of Claims.  In exchange for the benefits provided in this Agreement, the Chairman agrees to the provisions of this Section 20 and further agrees to timely execute on the Transition Date a release of claims in the form attached to this Agreement as Exhibit A as a condition of receiving the benefits provided in Sections 4 and 5 above.  The Chairman hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its current and former officers, directors, stockholders, agents, employees, attorneys, corporate affiliates, and subsidiaries (collectively, the “Released Parties”), from any and all claims, charges, complaints, suits, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties including, but not limited to, any and all claims arising out of his status as an officer, director, and shareholder of the Company, any and all claims arising out of his employment with or separation from the Company, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, §1 et seq.; the Massachusetts Civil Rights Act, M.G.L. c. 12 §§ 11H and 11I; the Massachusetts Equal Rights Act, M.G.L. c. 93 § 102 and M.G.L. c. 214, § 1C; the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq.; the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, the Rhode Island Fair Employment Practices Act, R.I. Gen. Laws § 28-5-1 et seq., and all employment discrimination claims under similar applicable federal and state statutes; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001 et seq., all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; and any claim or damage arising out of the Chairman’s employment with and retention by or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Section (i) constitutes a waiver of any vested benefit, if any, under any and all employee benefit plans of the Company, including the Pension Plan and the Supplemental Benefit Retirement Plan; (ii) affects the Chairman’s right to any funds being held for the Chairman’s benefit or in the Chairman’s name with any Company deferred compensation plan; (iii) affects the Chairman’s eligibility for indemnification in accordance with the Company’s Articles of Association or corporate by-laws or under applicable law; or (iv) prevents the Chairman from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that he acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

21.

Acknowledgements.  The Chairman acknowledges that he has been given twenty-one (21) days to consider this Agreement and that the Company advised him to consult with an attorney of his choosing prior to signing this Agreement.  Further, the Chairman acknowledges that the Company informed him that he may revoke his assent to this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  The Chairman understands and agrees that, by entering into this Agreement, he is waiving any and all rights or claims he might have under the Age Discrimination In Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

22.

Voluntary Assent.  The Chairman affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  The Chairman states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  The Chairman further states and represents that he has carefully read this Agreement, understands its contents, freely and voluntarily assents to all of its terms and conditions, and signs his name to this Agreement as his own free act.

23.

Subsequent Agreements.  The Chairman agrees to execute such further agreements and instruments as the Company shall reasonably request in order to effectuate the provisions of this Agreement.

24.

Captions.  The captions of the Sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

25.

Counterparts.  This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

26.

Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address designated herein, or at such other address or addresses as either party shall designate to the other in writing in accordance with this Section 6.11.  Notice to the Company shall be addressed to:  Barry Nagler, General Counsel and Senior Vice President, Hasbro, Inc., 1011 Newport Avenue, Pawtucket, RI 02861-2500 and Neil Jacobs, Esq., Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109.  Notice to the Chairman shall be addressed to:  Alan G. Hassenfeld, 40 Chestnut Street, Boston, MA 02108-3507 and Stuart M. Cable, Goodwin Proctor LLP, Exchange Place, 53 State Street, Boston, MA 02109-2881.

WITNESS our hands and seals:

HASBRO, INC.

ALAN G. HASSENFELD

By:/s/ Alfred J. Verrecchia___

/s/ Alan G. Hassenfeld___

Alfred J. Verrecchia

Chief Executive Officer

Date: August 30, 2005

Date: August 30, 2005

EXHIBIT A:  RELEASE AGREEMENT

This Release Agreement is made as of the 31st day of December, 2005, by and between the Company and the Chairman.

In consideration of the mutual promises set forth herein, and sections 4 and 5 of the Chairmanship Agreement between the parties, the Chairman hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its current and former officers, directors, stockholders, agents, employees, attorneys, corporate affiliates, and subsidiaries (collectively, the “Released Parties”), from any and all claims, charges, complaints, suits, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties including, but not limited to, any and all claims arising out of his status as an officer, director, and shareholder of the Company, any and all claims arising out of his employment with or separation from the Company, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, §1 et seq.; the Massachusetts Civil Rights Act, M.G.L. c. 12 §§ 11H and 11I; the Massachusetts Equal Rights Act, M.G.L. c. 93 § 102 and M.G.L. c. 214, § 1C; the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq.; the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, the Rhode Island Fair Employment Practices Act, R.I. Gen. Laws § 28-5-1 et seq., and all employment discrimination claims under similar applicable federal and state statutes; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001 et seq., all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; and any claim or damage arising out of the Chairman’s employment with and retention by or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Section (i) constitutes a waiver of any vested benefit, if any, under any and all employee benefit plans of the Company, including the Pension Plan and the Supplemental Benefit Retirement Plan; (ii) affects the Chairman’s right to any funds being held for the Chairman’s benefit or in the Chairman’s name with any Company deferred compensation plan; (iii) affects the Chairman’s eligibility for indemnification in accordance with the Company’s Articles of Association or corporate by-laws or under applicable law; or (iv) prevents the Chairman from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that he acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

The Chairman acknowledges that he has been given a reasonable amount of time to consider this Release Agreement, and that he has consulted with an attorney of his choosing prior to signing this Release Agreement.  Further, the Chairman acknowledges that he may revoke this Release Agreement for a period of seven (7) days after its execution by delivering notice of such revocation to the Company’s General Counsel by hand or by mail, and the Release Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

IN WITNESS WHEREOF, I set my hand and seal to this Release Agreement as of December 31, 2005.

ALAN G. HASSENFELD

By:___________________________

Date: __________________, 2005